Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL NET LEASE ANNOUNCES OPERATING RESULTS FOR THIRD QUARTER 2017

New York, November 6, 2017 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified portfolio of single tenant net lease commercial properties in the U.S. and Europe, announced today its financial and operating results for the quarter ended September 30, 2017.

Third Quarter 2017 Highlights

•	Net income attributable to stockholders was $2.1 million
•	Adjusted Funds from Operations (“AFFO”) grew 5.4% to $34.9 million, year-over-year
•	Portfolio 99.4% leased with 9.1 years weighted average lease term remaining at quarter end
•	Raised net proceeds of $96.3 million through the issuance of four million shares of 7.25% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, at $25.00
•	Executed a new four-year credit facility comprised of a $500.0 million Senior Unsecured Multicurrency Revolving Credit Facility with a one-year extension option and a five-year €194.6 million Senior Unsecured Term Loan
•	Extended total debt maturities from 1.6 years to 3.9 years at a weighted average interest rate of 2.8%, including execution of recent $187 CMBS Facility with ten-year term, interest only financing carrying a fixed interest rate of 4.37%

James Nelson, Chief Executive Officer of GNL said, “We are pleased with our third quarter results, which included a 5.4% increase in AFFO. We continued our efforts to reposition our platform and balance sheet to increase the scale and diversification of our best in class net lease portfolio. During the quarter, we strengthened our capital position, a clear mandate for us, having executed a new $500 million credit facility and €194.6 million Senior Unsecured Term Loan, and executing a new preferred equity offering. With these significant strides, we believe we have ample flexibility to fund our acquisition pipeline and our balance sheet is well positioned to support our external growth initiatives as we drive long term value for our shareholders.”

	Quarter Ended
	September 30,
	2017	2016
(in thousands, except per share data)
Revenue	$64,870	$53,251

Net income attributable to stockholders	$2,104	$8,943
Net income per common share	$0.03	$0.16

NAREIT defined FFO attributable to stockholders	$31,708	$30,923
NAREIT defined FFO per common share	$0.47	$0.55

Core FFO attributable to stockholders	$32,544	$33,382
Core FFO per common share	$0.48	$0.59

AFFO attributable to stockholders	$34,848	$33,061

*	All per share data based on 67,286,615 weighted average shares outstanding for the three months ended September 30, 2017 and 56,463,396 for the three months ended September 30, 2016.

Property Portfolio

The Company’s portfolio as of September 30, 2017 consisted of 313 net lease properties located in 7 countries and comprised 22.3 million rentable square feet leased to 95 tenants across 40 industries. The real estate portfolio metrics include:

•	99.4% leased with 9.1 years remaining weighted average remaining lease term as of September 30, 2017
•	94% of portfolio annualized straight line rent with contractual rent increases
•	76% of portfolio annualized straight line rent derived from investment grade and implied investment grade rated tenants
•	Retail portfolio accounts for 10% of annualized straight line rent, with no GNL retail tenants in bankruptcy, and all paying rent
•	48.4% U.S. and 51.6% Europe (based on annualized straight line rent)
•	59.5% Office, 30.7% Industrial / Distribution and 9.8% Retail (based on an annualized straight-line rent)

Capital Structure and Liquidity Resources

As of September 30, 2017, the Company had $71.3 million of cash and cash equivalents. The Company’s net debt to enterprise value was 46.7% with an enterprise value of $2.9 billion based on the September 30, 2017 closing share price of $21.89 for common shares and $24.98 for the preferred shares, and net debt of $1.4 billion as of September 30, 2017, including $799 million of outstanding mortgage debt.

As of September 30, 2017 the Company’s total combined debt had a weighted average interest rate cost of 2.8%, consisting of approximately 77.9% fixed rate(1) and 22.1% floating rate debt, resulting in an interest coverage ratio of 4.4 times. Under the Company’s ATM Program, issued 9,303 shares resulting in net proceeds totaling $0.2 million for the three months ended September 30, 2017, bringing total shares issued to 0.8 million resulting in total net proceeds to $18.5 million for the nine months ended September 30, 2017.

The Company closed a new four-year credit facility comprised of a $500.0 million Senior Unsecured Multicurrency Revolving Credit Facility with a one-year extension option and a five-year €194.6 million Senior Unsecured Term Loan. Under the New Facility, the borrowing spread is based on corporate leverage ratios and ranges from 1.60% to 2.20% over LIBOR. The terms of the New Facility provide for a decrease in the interest rate if the company receives an investment grade rating. The Revolver provides for borrowings denominated in U.S. Dollars, Euros, British Pound Sterling, Canadian Dollars and Swiss Francs. Under the terms, up to $225.0 million in additional commitments may be added under the Revolver and/or the Term Loan facility, for a total of $950.0 million.

Subsequent to quarter-end, the Company entered into a CMBS Facility, yielding gross proceeds of $187 million with a fixed interest rate of 4.37% and a 10-year maturity in November 2027. Proceeds have been used to pay down approximately $120 million outstanding under GNL’s corporate credit facility, and are available for general corporate purposes and future acquisitions.

Webcast and Conference Call

GNL will host a webcast and conference call on November 6, 2017 at 5:00 p.m. ET to discuss its financial and operating results.

To listen to the live call, please go to GNL’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the GNL website at www.globalnetlease.com.

Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the GNL website, www.globalnetlease.com, in the “Investor Relations” section.

(1)	Inclusive of floating rate debt with in place interest rate swaps allowing debt to effectively act as fixed.

Conference Call Details

Live Call

Dial-In (Toll Free): 1-888-317-6003

International Dial-In: 1-412-317-6061

Canada Dial-In (Toll Free): 1-866-284-3684

Participant Elite Entry Number: 003079

Conference Replay*

Domestic Dial-In (Toll Free): 1-877-344-7529

International Dial-In: 1-412-317-0088

Canada Dial-In (Toll Free): 1-855-669-9658

Conference Number: 10112933

*	Available one hour after the end of the conference call through February 6, 2018.

Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of GNL’s website at www.globalnetlease.com and on the SEC website at www.sec.gov.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s Annual Report on Form 10-K filed on February 28, 2017 and subsequent Quarterly Reports on Form 10-Q. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com
Phone: (212) 415-6510

Global Net Lease, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Real estate investments, at cost:
Land	$396,018	$376,704
Buildings, fixtures and improvements	2,079,734	1,967,930
Acquired intangible lease assets	615,656	587,061
Total real estate investments, at cost	3,091,408	2,931,695
Less accumulated depreciation and amortization	(308,463)	(216,055)
Total real estate investments, net	2,782,945	2,715,640
Cash and cash equivalents	71,301	69,831
Restricted cash	5,314	7,497
Derivatives, at fair value	842	28,700
Unbilled straight line rent	40,963	30,459
Prepaid expenses and other assets	20,246	17,577
Related party notes receivable acquired in Merger	-	5,138
Due from related parties	16	16
Deferred tax assets	1,674	1,586
Goodwill and other intangible assets, net	22,588	13,931
Deferred financing costs, net	7,412	1,092
Total assets	$2,953,301	$2,891,467

Liabilities and Equity
Mortgage notes payable, net of deferred financing costs	$794,919	$749,884
Term Loan Payable, net of deferred financing costs	226,552	-
Mortgage (discount) premium, net	(2,172)	(2,503)
Revolving Credit facility	418,034	616,614
Mezzanine facility, net of discount	-	55,383
Below-market lease liabilities, net	31,408	33,041
Derivatives, at fair value	13,776	15,457
Due to related parties	1,233	2,162
Accounts payable and accrued expenses	24,553	22,861
Prepaid rent	20,511	18,429
Deferred tax liability	15,583	15,065
Taxes payable	6,797	9,059
Dividends payable	461	34
Total liabilities	1,551,655	1,535,486

Preferred stock	40	-
Common stock	2,003	1,990
Additional paid-in capital	1,826,236	1,708,541
Accumulated other comprehensive income	9,118	(16,695)
Accumulated deficit	(437,962)	(346,058)
Total stockholders’ equity	1,399,435	1,347,778
Non-controlling interest	2,211	8,203
Total equity	1,401,646	1,355,981
Total liabilities and equity	$2,953,301	$2,891,467

Global Net Lease, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	September 30, 2017	September 30, 2016

Revenues:
Rental income	$61,270	$50,756
Operating expense reimbursements	3,600	2,495
Total revenues	64,870	53,251

Expenses:
Property operating	7,202	4,201
Fire loss	(305)
Operating fees to related parties	6,390	4,862
Acquisition and transaction related	1,141	2,479
General and administrative	2,468	1,714
Equity based compensation	(391)	1,293
Depreciation and amortization	29,879	23,482
Total expenses	46,384	38,031
Operating income	18,486	15,220

Other income (expense):
Interest expense	(12,479)	(8,914)
Gains (losses) on dispositions of real estate investments	275	1,320
Gains (losses) on derivative instruments	(3,125)	375
Unrealized gains (losses) on undesignated foreign currency advances and other hedge ineffectiveness	88	1,459
Other income (expense)	2	4
Total other expense, net	(15,239)	(5,756)
Net income before income tax	3,247	9,464
Income tax expense	(760)	(448)
Net income	2,487	9,016
Non-controlling interest	-	(73)
Preferred dividends	(383)	-
Net income attributable to common stockholders	$2,104	$8,943

Basic and Diluted Earnings Per Share:
Basic and diluted net income per share attributable to stockholders	$0.03	$0.16
Basic and diluted weighted average shares outstanding	67,287	56,463

Global Net Lease, Inc.

Quarterly Reconciliation of Non-GAAP Measures (Unaudited)

(In thousands)

	Three Months Ended
	September 30, 2017	September 30, 2016

Adjusted EBITDA:
Net income	$2,487	$9,016
Depreciation and amortization	29,879	23,482
Interest expense	12,479	8,914
Income tax expense	760	448
Equity based compensation	(391)	1,293
Acquisition and transaction related	1,141	2,479
(Gains) losses on dispositions of real estate investments	(275)	(1,320)
Fire loss	(305)	-
(Gains) losses on derivative instruments	3,125	(375)
Unrealized (gains) losses on undesignated foreign currency advances and other hedge ineffectiveness	(88)	(1,459)
Other (income) expense	(2)	(4)
Adjusted EBITDA	$48,810	$42,474

Net Operating Income (NOI):
Operating fees to related parties	$6,390	$4,862
General and administrative	2,468	1,714
NOI	$57,668	$49,050

Global Net Lease, Inc.

Quarterly Reconciliation of Non-GAAP Measures (Unaudited)

(In thousands)

	Three Months Ended
	September 30, 2017	September 30, 2016

Net income attributable to common stockholders (in accordance with GAAP)	$2,104	$8,943
Depreciation and amortization	29,879	23,482
(Gains) losses on dispositions of real estate investments	(275)	(1,320)
Proportionate share of adjustments for non-controlling interest to arrive at FFO	-	(182)
FFO (as defined by NAREIT) attributable to stockholders	$31,708	$30,923

Acquisition and transaction fees [1]	1,141	2,479
Fire loss [2]	(305)	-
Proportionate share of adjustments for non-controlling interest to arrive at Core FFO	-	(20)
Core FFO attributable to stockholders	$32,544	$33,382
Non-cash equity based compensation	(391)	1,293
Non-cash portion of interest expense	1,198	951
Amortization of above and below-market leases and ground lease assets and liabilities, net	489	(58)
Straight-line rent	(2,070)	(2,536)
Unrealized (gains) losses on undesignated foreign currency advances and other hedge ineffectiveness	(88)	(1,459)
Eliminate unrealized losses (gains) on foreign currency transactions [3]	3,598	1,606
Amortization of mortgage (discount) premium, net and mezzanine discount	261	(121)
Deferred tax benefit	(693)	-
Proportionate share of adjustments for non-controlling interest to arrive at AFFO	-	3
Adjusted funds from operations (AFFO) attributable to stockholders	$34,848	$33,061

Footnotes:

[1]	Includes ATM, merger related, and other costs, as applicable.
[2]	Loss arising from clean-up costs related to a fire sustained at one of our office properties.
[3]	For the three months ended September 30, 2017, losses on foreign currency transactions were $3.1 million, which were comprised of unrealized losses of $3.6 million offset by net realized gains of $0.5 million. For AFFO purposes, we add back unrealized losses (gains). For the three months ended September 30, 2016, unrealized gains on foreign currency transactions were $1.5 million. For AFFO purposes, we add back unrealized losses (gains).

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s definition. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time, especially if not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO, Core FFO and AFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO, Core FFO and AFFO measures and the adjustments to GAAP in calculating FFO, Core FFO and AFFO. Other REITs may not define FFO in accordance with the current NAREIT definition (as we do) or may interpret the current NAREIT definition differently than we do and/or calculate Core FFO and/or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO facilitates comparisons of operating performance between periods and between other REITs in our peer group.

Core FFO is FFO, excluding acquisition and transaction related costs as well as certain other costs that are considered to be non-core, such as charges relating to fire loss and other costs related to damage at our properties. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make dividend payments to stockholders. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. By excluding expensed acquisition and transaction related costs as well as non-core costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties.

We exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include early extinguishment of debt and unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments, gains and losses on foreign currency transactions, and gains and losses on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have a direct impact on our ongoing operating performance. We also include the realized gains or losses on foreign currency exchange contracts for AFFO as such items are part of our ongoing operations and affect the current operating performance of the company. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impacts of transactions that are not related to the ongoing profitability of our portfolio of properties. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies.

In calculating AFFO, we exclude certain expenses, which under GAAP are characterized as operating expenses in determining operating net income. All paid and accrued merger, acquisition and transaction related fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors but are not reflective of our on-going performance. AFFO that excludes such costs and expenses would only be comparable to companies that did not have such activities. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non- cash adjustments to net income in determining cash flow from operating activities. In addition, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management’s analysis of the operating performance of the company. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO, Core FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Investors are cautioned that FFO, Core FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, and Net Operating Income

We believe that earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, other non- cash items and including our pro-rata share from unconsolidated joint ventures (“Adjusted EBITDA”) is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs. Net operating income (“NOI”) is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investment securities, plus corporate general and administrative expense, acquisition and transaction-related expenses, depreciation and amortization, other non-cash expenses and interest expense. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.